Exhibit 99.1

Contact:
Richard Sawchak
Paradigm Solutions Corporation
Tel: (240) 283-3404

For Immediate Release

Paradigm Holdings Provides Business Update and
Reports Financial Results for the Fourth Quarter of 2010

Rockville, Maryland – March 24, 2011 – Paradigm Holdings, Inc. (OTCOB: PDHO) (“Paradigm” or the “Company”), a provider of comprehensive information technology and cybersecurity solutions for federal government enterprises, today provided an update for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 Highlights:

➢	Revenues grew to $11.8 million and $35.0 million for the fourth quarter and full year of 2010, respectively
➢	Gross profit increased by 12.4% to $2.1 million for the fourth quarter of 2010, bringing the full year to gross margins of 21.5% of revenues
➢	EBITDA increased to $0.7 million, or 6% of revenues, for the fourth quarter of 2010
➢	Net income for the fourth quarter of 2010 of $0.00 per diluted share driven in part by non-cash items

Peter B. LaMontagne, Paradigm President and CEO, stated, “Our fourth quarter 2010 performance enables us to enter 2011 in a very positive position. We believe that our substantially more positive financial results indicate the continued success of our strategy to be a leading cybersecurity solution provider.  For the second quarter in a row, we achieved both sequential and year-over-year revenue growth and increased profitability, along with our annualized revenue run-rate growing to more than $47 million.  In addition, continued execution of our business development strategy has enabled us to add contract vehicles and new task orders which increase our distinct cyber-defense programs to nine.  We believe that demand for cybersecurity services and sustained sharp focus on our strategy positions us well to grow over the longer-term.”

Richard Sawchak, Chief Financial Officer, stated, “Paradigm has emerged in 2011 in a much stronger position than where we started in 2010.  Revenue growth, profitability and the fundamentals of our balance sheet have all improved.  The 2010 year-over-year EBITDA trend is particularly noteworthy with more than a 50% increase over the full year of 2009.  Also encouraging is that our growth is coming from markets, primarily cybersecurity and mission critical infrastructure, where we believe government spending trends appear to remain strong.”

The Company’s EBITDA was $0.7 million during the quarter ended December 31, 2010, as compared to approximately $0.6 million for the same period of 2009. The Company defines EBITDA as earnings before interest, taxes, changes in the fair value of put warrants, depreciation and amortization, stock compensation and restructuring expenses which include the basket allowed under our senior credit facility and other actual restructuring costs. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similarly titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income (loss) for the three and twelve months ended December 31, 2010 and 2009.

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
Net Income (Loss)	$130,564	$(132,068)	$(792,010)	$(1,272,737)

Adjustments:
Interest Expense, net	771,562	549,956	2,712,231	1,935,646
Income Tax Expense (Benefit)	38,908	3,495	127,683	(85,127)
Change in FV of Put Warrants	(443,653)	(18,006)	(1,044,469)	(481,092)
Depreciation & Amortization	105,431	106,024	424,983	457,944
Stock Compensation	69,906	90,244	308,031	577,422
Restructuring Expense	--	--	493,816	325,000

EBITDA	$672,718	$599,645	$2,230,265	$1,457,056

Revenue for the fourth quarter of 2010 was $11.8 million, compared to $7.8 million for the fourth quarter of 2009. The increase in revenue for the three months ended December 31, 2010 was attributable to an increase in our federal service contract revenue of $0.9 million driven by the expansion of existing service contracts and new contract wins in the cybersecurity practice area and an increase in new contract wins in the mission critical infrastructure practice area of $3.2 million, which was partially offset by a reduction in revenue on a federal repair and maintenance contract.  Net income for the fourth quarter of 2010 was $0.1 million or $0.00 per diluted share versus net loss of $0.1 million or ($0.00) per diluted share in the fourth quarter of 2009. The increase in net income for the three months ended December 31, 2010 was mainly attributable to higher operating profit and change in fair value of put warrants which were partially offset by higher interest expenses.

The Company had a $0.1 million working capital deficit and $3.1 million outstanding on its line of credit with Silicon Valley Bank and $0.1 million in cash as of December 31, 2010.

For additional details, please refer to the Company’s annual report on Form 10-K for the annual period ended December 31, 2010 as filed with the SEC.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a provider of information technology (IT) and business solutions for U.S. Federal Government enterprises. Paradigm specializes in comprehensive information assurance solutions involving cyber security and forensics as well as continuity of operations and disaster recovery planning.  The Company also provides systems engineering and IT infrastructure support solutions.  Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. Paradigm assumes no obligation to update the information contained in this press release. Future results for Paradigm may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm specific risks and uncertainties please refer to recent SEC filings for Paradigm, which are available at www.sec.gov.

(tables follow)

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$94,746	$895,711
Accounts receivable — contracts, net	5,333,319	5,519,150
Costs and earnings in excess of billings on uncompleted contracts	3,398,380	--
Restricted Cash	4,000,000	--
Prepaid expenses	1,214,542	873,934
Deferred income tax assets	50,837	24,114
Other current assets	842,717	473,670
Total current assets	14,934,541	7,786,579
Property and equipment, net	102,838	127,093
Goodwill	3,991,605	3,991,605
Intangible assets, net	550,045	897,318
Deferred financing costs, net	444,252	848,294
Deferred income tax assets, net of current portion	693,720	512,820
Other non-current assets	266,778	582,394
Total Assets	$20,983,779	$14,746,103
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable — line of credit	$3,084,681	$3,643,653
Note payable — promissory note, net of issuance discount	3,877,124	--
Accounts payable and accrued expenses	5,371,557	2,333,085
Accrued salaries and related liabilities	1,811,553	1,527,561
Corporate Income tax payable	114,294	98,686
Mandatorily redeemable preferred stock, current portion	600,000	500,000
Other current liabilities	176,669	178,333
Total current liabilities	15,035,878	8,281,318
Long-term liabilities
Other non-current liabilities	67,365	126,348
Mandatorily redeemable preferred stock - $.01 par value, 10,000,000 shares authorized, 6,115 shares and 6,206 shares issued and outstanding as of December 31, 2010 and December 31, 2009, respectively	5,517,263	4,587,135
Put warrants	402,606	1,447,075
Total liabilities	21,023,112	14,441,876
Commitments and contingencies
Common stock - $.01 par value, 250,000,000 shares authorized, 44,671,598 shares issued , of which 13,848,183 shares are held in the treasury as of December 31, 2010 and 50,000,000 shares authorized, 41,243,027 shares issued and outstanding as of December 31, 2009	308,236	412,431
Additional paid-in capital	3,987,536	3,434,891
Accumulated deficit	(4,335,105)	(3,543,095)
Total stockholders’ (deficit) equity	(39,333)	304,227
Total liabilities and stockholders’ equity	$20,983,779	$14,746,103

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Contract Revenue
Service contracts	$5,979,872	$5,124,292	$23,420,533	$21,329,633
Repair and maintenance contracts	5,859,054	2,635,818	11,540,584	10,846,501
Total contract revenue	11,838,926	7,760,110	34,961,117	32,176,134
Cost of revenue
Service contracts	4,514,512	3,791,493	17,926,128	16,269,612
Repair and maintenance contracts	5,194,458	2,072,819	9,529,965	8,751,108
Total cost of revenue	9,708,970	5,864,312	27,456,093	25,020,720
Gross margin	2,129,956	1,895,798	7,505,024	7,155,414
Selling, general and administrative	1,632,575	1,492,421	6,501,589	7,058,724
Income from operations	497,381	403,377	1,003,435	96,690
Other income (expense)
Interest income	11,234	7	18,608	15
Change in fair value of put warrants	443,653	18,006	1,044,469	481,092
Interest expense – mandatorily redeemable preferred stock	(496,422)	(436,785)	(1,879,053)	(1,387,008)
Interest expense	(286,374)	(113,178)	(851,786)	(548,653)
Total other expense	(327,909)	(531,950)	(1,667,762)	(1,454,554)
Income (loss) from operations before income taxes	169,472	(128,573)	(664,327)	(1,357,864)
Provision (benefit) for income taxes	38,908	3,495	127,683	(85,127)
Net income (loss)	130,564	(132,068)	(792,010)	(1,272,737)
Dividends on preferred stock	--	--	--	78,870
Net income (loss) attributable to common shareholders	$130,564	$(132,068)	$(792,010)	$(1,351,607)

Weighted average number of common shares:
Basic	40,055,537	41,243,027	42,089,012	37,535,548
Diluted	40,055,537	41,243,027	42,089,012	37,535,548

Net income (loss) per common share:
Basic	$0.00	$(0.00)	$(0.02)	$(0.04)
Diluted	$0.00	$(0.00)	$(0.02)	$(0.04))